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IN RE NYFIX, INC.	)
DERIVATIVE LITIGATION	)
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IN RE NYFIX, INC.	)
DERIVATIVE LITIGATION	)
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Consol. Case No. FST-CV-06-4009324S

SUPERIOR COURT OF CONNECTICUT JUDICIAL DISTRICT OF STAMFORD-NORWALK AT STAMFORD

UNITED STATES DISTRICT COURT DISTRICT OF CONNECTICUT

No. 3:06-cv-01320-AWT

TO ALL HOLDERS OF NYFIX, INC. STOCK AS OF FEBRUARY 24, 2009

     This Notice is being disseminated to advise you of the proposed settlement (the "Settlement") of the above-captioned stockholder derivative actions (the "Action") brought by several stockholders on behalf of, and for the benefit of NYFIX, Inc. ("NYFIX" or the "Company"). As explained below, the Court will hold a final settlement hearing on June 4, 2009 (the "Settlement Hearing") to determine whether to approve the Settlement. You have an opportunity to be heard at the Settlement Hearing. Please note that the Action is not a securities purchaser class action, and no individual NYFIX stockholder has the right to be compensated as a result of the settlement of the Action. Rather, the claims are derivative claims brought by stockholders on behalf of the Company and the settlement is for the benefit of the Company.

     PLEASE READ THIS NOTICE CAREFULLY. IT MAY AFFECT YOUR LEGAL RIGHTS. THE FOLLOWING REPRESENTATIONS ARE MADE BY THE SETTLING PARTIES AND THE COURT HAS NOT RULED ON THE MERITS OF THE ACTION.

I. PURPOSE OF THIS NOTICE

     This Notice is given pursuant to Connecticut General Statutes sections 52-572j(a) and 33-725, and by an Order of the Superior Court of Connecticut, Judicial District of Stamford, Norwalk at Stamford. The purpose of this Notice is to advise you that the Action is now pending relating to NYFIX and that the parties thereto have entered into a settlement, subject to court approval, which would fully, finally and forever resolve the Action on the terms and conditions summarized in this Notice and that a Settlement Hearing will be held on June 4, 2009, at the Superior Court of Connecticut before the Honorable Taggart D. Adams, Courtroom to be determined, Judicial District & G.A. 1, 123 Hoyt Street, Stamford, CT 06905.

     THIS IS NOT AN EXPRESSION OF ANY OPINION BY THE COURT AS TO THE MERITS OF ANY CLAIMS OR ANY DEFENSES ASSERTED BY ANY PARTY IN THE ACTION, OR THE FAIRNESS, REASONABLENESS OR ADEQUACY OF THE PROPOSED SETTLEMENT.

II.	DEFINITIONS

As used in this Notice, the following terms shall have the meanings specified below: 1. "Agreement" means the Settlement Agreement dated February 24, 2009, on file with the Court.

     2. "Current NYFIX Stockholders" means all record and beneficial owners of NYFIX common stock as of February 24, 2009.

3.	"Defendants" means the Individual Defendants (as defined herein) and NYFIX.

4.	"Derivative Litigation" means the State Action together with the Federal Action.

5.	"Effective Date" means the date of completion of the following: (a) entry of an

Stipulated Final Judgment substantially in the form of the proposed order attached as Exhibit B to Exhibit 2 of the Agreement (as defined herein), which approves in all material respects: (1) the dismissal with prejudice of the claims that have been made in the Derivative Litigation and (2) the releases provided for in the Agreement; and (b) either (1) expiration of the time to appeal or otherwise seek review of the Order and Final Judgment without any appeal having been taken or review sought, or (2) if an appeal is taken, any such appeal either (i) is fully and finally withdrawn with prejudice; or (ii) results in the affirmance of the Stipulated Judgment (or the dismissal of the appeal). An appeal challenging only the award of the Fees and Expenses (and not challenging any other term or condition of the Stipulated Judgment) shall not constitute an “appeal” within the meaning of this definition and shall not affect the finality of the settlement.

6. "Federal Action" means the actions filed by Plaintiffs Andrew Brock and James

Cattelona in the United States District Court for the District of Connecticut on August 23, 2006 and September 5, 2006, respectively, and subsequently consolidated under the caption In re NYFIX, Inc. Derivative Litigation, No. 3:06-cv-01320-AWT (D. Conn.).

     7. "Federal Court" means the United States District Court for the District of Connecticut.

8.	"Federal Plaintiffs" means Andrew Brock and James Cattelona.

9.	"Individual Defendants" means William E. Alvarez, Jr., Brian Bellardo, Richard

A. Castillo, George O. Deehan, Robert C. Gasser, Lon Gorman, Mark R. Hahn, Peter K. Hansen, William C. Jennings, Lars Kragh, William J. Lynch, Richard Y. Roberts, Craig M. Shumate, Thomas C. Wajnert and Carl E. Warden.

     10. "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization.

     11. "Plaintiffs" means the State Plaintiffs together with the Federal Plaintiffs, and their respective heirs, executors, administrators, successors and assigns.

     12. "Plaintiffs’ Counsel" means Barroway Topaz Kessler Meltzer & Check, LLP, Michael H. Rudy, Esquire, The Weiser Law Firm, P.C., Coughlin Stoia Geller Rudman & Robbins, LLP, Izard Nobel, P.C., and Federman & Sherwood.

     13. "Related Persons" means, with respect to any Person, such Person’s present and former parent entities, means, with respect to any Person, such Person’s present and former parent entities, subsidiaries (direct or indirect) and affiliates, and each of their respective present and former shareholders, general partners, limited partners, affiliates, divisions, joint ventures, partnerships, officers, directors, employees, agents, representatives, attorneys, insurers, excess insurers, experts, advisors, investment advisors, underwriters, fiduciaries, trustees, auditors, accountants, representatives, spouses and immediate family members, and the predecessors, heirs, legatees, successors, assigns, agents, executors, devisees, personal representatives, attorneys, advisors and administrators of any of them, and the predecessors, successors, and assigns of each of the foregoing, and any other Person in which any such Person has or had a controlling interest or which is or was related to or affiliated with such Person, and any trust of which such Person is the settlor or which is for the benefit of such Person or member(s) of his or her family.

     14. "Released Claims" means any statutory or common law claims, rights, demands, suits, matters, issues or causes of action under federal, state, local or foreign law, or any other law, rule or regulation that were, could have been, or might have been asserted against the Released Parties by: (i) Plaintiffs; (ii) any past, present or future stockholder of NYFIX derivatively on behalf of NYFIX; or (iii) NYFIX in any court of competent jurisdiction or any other adjudicatory tribunal, in connection with, arising out of, related to, based upon, in whole or in part, directly, representatively or indirectly, in any way, the facts, allegations, transactions, acts, matters or occurrences, representations, or omissions described, set forth or referred to in any complaint in the Derivative Litigation, including but not limited to: (a) claims related to options back-dating, forward-dating, spring-loading, bullet-dodging, or any other options dating practice, procedure or policy; and (b) claims that otherwise arise out of or relate in any way to any stock option grants made since the inception of NYFIX through the effective date of this Agreement, including but not limited to claims arising out of or relating to any statements or disclosures concerning any such stock option grants. The “Released Claims” include but are not limited to any and all claims for injunctive relief, corrective disclosure, damages, penalties, disgorgement, restitution, interest, attorneys’ fees, expert or consulting fees, and any and all other costs, expenses, or liability whatsoever, whether based on federal, state, local, statutory, common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, including Unknown Claims that were or that could have been alleged in the Derivative Litigation, provided, however, that that NYFIX shall bear the expense associated with disseminating Notice as described in Section VII.B of the Agreement.

     15. "Released Parties" means NYFIX, the Individual Defendants and their Related Persons, and each of them.

     16. "Settlement" means the settlement and compromise of the Derivative Litigation as provided for in the Agreement.

     17. "Settlement Hearing" means the hearing or hearings at which the Court will review the adequacy, fairness and reasonableness of the Settlement, and whether the application of Plaintiffs’ Counsel for the Fees and Expenses award should be approved.

     18. "State Action" means the actions filed by Plaintiffs Steven R. Ritchie and Patrick McLaughlin in the Superior Court of Connecticut, Judicial District of Stamford, Norwalk at Stamford, on June 1, 2006 and June 7, 2006, respectively, and subsequently consolidated under the caption In re NYFIX, Inc. Derivative Litigation, Consolidated Case No. CV-06-4009324-S (Conn. Super. Ct.).

     19. "State Court" means the Superior Court of Connecticut, Judicial District of Stamford, Norwalk at Stamford.

20. "State Plaintiffs" means Steven R. Ritchie and Patrick McLaughlin.

III. FACTUAL BACKGROUND AND SUMMARY OF THE ACTION

     Plaintiffs allege, among other things, breach of fiduciary duty, unjust enrichment and insider selling and misappropriation of information in connection with the Company’s stock options grants and the Individual Defendants’ exercises of the allegedly improper option grants occurring from 1996 through 2003. Plaintiffs also allege that NYFIX’s SEC filings from 1996 through 2006 contained false and misleading statements related to the Company’s stock option grants. Plaintiffs seek money damages and various types of equitable and injunctive relief, including an accounting and rescission of various stock option grants.

     After an investigation, State Plaintiffs commenced the State Action with complaints filed on June 1, 2006 and June 7, 2006.

     On June 29, 2006, the Company issued a press release stating that it had substantially completed an internal investigation into its historical stock option granting practices and that “the Company’s review has identified a number of accounting issues not previously included in the $16.4 million restatement for stock option compensation included in the 2004 Annual Report on Form 10-K. The Company expects the accounting consequences of these issues to materially exceed the $2.0 million of estimated additional stock option compensation announced in October 2005.”

     On July 3, 2006, NYFIX filed a Form 8-K disclosing that on June 27, 2006, the Board, with the approval of and on the recommendation of the Compensation Committee, approved the repricing of certain stock option grants to certain of the Company’s directors and officers.

     Federal Plaintiffs commenced the Federal Action with complaints filed on August 23, 2006 and September 5, 2006.

     State Plaintiffs filed a Consolidated Verified Shareholders’ Derivative Complaint (the "State Complaint") on October 11, 2006.

     On November 13 and 16, 2006, certain of the defendants moved to stay the State Case pending the outcome of an anticipated motion to dismiss. On November 24, 2006, State Plaintiffs filed an opposition to the motion to stay the State Case, and the defendants filed their replies on December 7 and 8, 2006. The motions to dismiss the State Case (the "State Motions to Dismiss") were filed on January 25 and 26, 2007. State Plaintiffs filed their opposition to the State Motions to Dismiss on February 26, 2007, and the defendants’ replies were filed on March 12, 2007. On February 22, 2007, an Order was entered in the State Case staying discovery pending the resolution of the State Motions to Dismiss. The State Motions to Dismiss remain off calendar.

     On December 19, 2006, the Federal Plaintiffs filed a Consolidated Amended Verified Shareholder Derivative Complaint (the "Federal Complaint"). On January 22, 2007, the Company and those Individual Defendants named in the Federal Complaint filed motions to dismiss the Federal Complaint (the "Federal Motions to Dismiss"). The Federal Plaintiffs filed their opposition on February 21, 2007, and the Company and Individual Defendants filed their replies on March 12, 2007.

     On February 27, 2007, NYFIX announced the completion of its internal review of its historical stock-based compensation awards, as well as its overall accounting review, resulting in a further restatement of $42.092 million.

     The Parties thereafter commenced settlement discussions, and State Plaintiffs’ counsel met with NYFIX’s counsel on March 27, 2007 to discuss a possible resolution of the Derivative Litigation. Following that meeting, on March 30, 2007, State Plaintiffs’ counsel sent NYFIX’s counsel a letter proposing possible settlement terms.

     On June 12, 2007, NYFIX’s counsel proposed possible settlement terms in a letter to Plaintiffs’ Counsel. Negotiations among the Parties continued throughout the summer and fall of

2007 and, in November 2007, NYFIX produced to Plaintiffs’ Counsel certain non-public documents concerning the Company’s historical stock option grants. Thereafter, the Parties continued to engage in settlement discussions.

     While the parties continued settlement discussions, the Federal Motions to Dismiss became moot after the Federal Plaintiffs filed a further amended complaint (the "Federal Amended Complaint") on June 27, 2007 and voluntarily dismissed certain defendants. On September 24, 2007, the Company and the remaining Individual Defendants moved to dismiss the Federal Amended Complaint, submitting supporting memoranda on October 15, 2007. The Federal Plaintiffs filed a response on November 12, 2007, and the defendants filed their replies on November 26, 2007. On July 28, 2008, the Federal Case was dismissed with prejudice, with judgment entered in favor of the Company and all remaining Individual Defendants Peter K. Hansen, Thomas C. Wajnert, George O. Deehan, William J. Lynch and William C. Jennings on August 12, 2008. The Federal Plaintiffs appealed on September 11, 2008, and the Company and the Individual Defendants cross-appealed on September 25, 2008. The appeal and cross-appeal remain pending.

     In September 2008, the Parties’ settlement discussions culminated in an agreement in principle to settle the Derivative Litigation. Federal Plaintiffs subsequently agreed with the Company and the Individual Defendants that the appeals would be withdrawn without prejudice pending the Court’s approval of the Settlement. Following further negotiations regarding written terms of settlement, the Parties assented to the terms of the Agreement, executing the same on February 24, 2009.

     Before executing the Agreement, Plaintiffs’ Counsel conducted an extensive investigation during the development and prosecution of the Derivative Litigation. This investigation has included, inter alia, (i) inspecting, reviewing and analyzing the Company’s publicly available SEC filings and non-public documents produced to or prepared for Plaintiffs’ Counsel; (ii) developing statistical models to determine likely backdated options; (iii) researching corporate governance issues; (iv) participating in numerous in-person and telephonic meetings with Defendants’ counsel; and (v) researching the applicable law with respect to the claims asserted in the complaints filed in the Derivative Litigation and the potential defenses thereto.

     Plaintiffs believe that the claims asserted in the Derivative Litigation have merit. The Company and the Individual Defendants have denied and continue to deny each and all of the claims and contentions alleged in the Derivative Litigation, and expressly deny and continue to deny all charges of wrongdoing or liability arising out of any conduct, statements, acts or omissions alleged in the Derivative Litigation.

     However, the Parties to the Agreement recognize and acknowledge the expense and length of continued proceedings necessary to prosecute and defend the Derivative Litigation through trials and appeals. The Parties also acknowledge the uncertain outcome of any litigation, especially in complex shareholder litigation such as the Derivative Litigation, as well as the difficulties, distractions from the Company’s business, and delays inherent in such litigation. The Parties therefore believe it is in the best interests of Plaintiffs, NYFIX and Current NYFIX

Stockholders to avoid the costs and risks of litigation by resolving all claims brought in the Derivative Litigation, or that could have been brought in the Derivative Litigation, or that arise out of or in any way relate to the allegations in the Derivative Litigation, on the terms and conditions set out in the Agreement.

IV. TERMS OF THE SETTLEMENT

     The terms and conditions of the proposed Settlement are set forth in the parties’ Agreement, which has been filed of record with the Court in the State Action. The following description of the terms of the proposed Settlement is only a summary. The Defendants acknowledge and agree that the pendency and prosecution of the Actions has resulted in the following substantial benefits to NYFIX and Current NYFIX Stockholders, which the Company either has undertaken or has agreed to undertake:

     A. Repricing and Return of Proceeds of Certain Stock Options. The Company has increased the exercise price on all unexercised options previously granted to directors and executive officers involved in the options granting process. With respect to exercised options previously granted to directors and executive officers involved in the options granting process, the Company has also demanded the monetary difference between the original exercise price and the re-priced exercise price of any such options.

     B. Corporate Governance Measures. The Company agrees to implement the following governance measures:

     (1) Every stock option granted by the Company will have an exercise price greater than or equal to the closing price on the date the stock option is granted.

     (2) Stock options and restricted stock will only be granted by the Compensation Committee of the Board, either at a duly noticed and convened meeting of the Compensation Committee or by unanimous written consent of the committee.

     (3) All material terms of stock option and restricted stock grants will be determined by the Compensation Committee or by the Board, either at duly convened meetings of the Compensation Committee or the Board or by unanimous written consent of the Compensation Committee or the Board.

     (4) Any grant of stock options and/or restricted stock to an individual subject to Section 16 of the Securities Exchange Act of 1934, 15 U.S.C. 78p, other than the Chief Executive Officer ("CEO") will be approved by the Compensation Committee, and any grant of stock options and/or restricted stock to the CEO will be approved by a majority of the independent members of the Board.

     (5) Written documentation of every grant of stock options and/or restricted stock will be complete, final and promptly transmitted to the appropriate legal and accounting personnel.

     (6) One or more corporate officers will be designated by the Compensation Committee or the Board and charged with: (a) ensuring compliance with all applicable laws by recipients (including, without limitation, the timely and accurate filing of Section 16 forms); (b) implementing monitoring mechanisms to ensure compliance with all laws, regulations and Company policies; and (c) ensuring compliance with all insider trading laws, regulations and Company policies.

(7) Records of all option grants and exercises will be kept for at least seven

(7)	full years from the date of any grant.

(8) Each independent director will certify in writing that he or she is independent, and will immediately inform the Board of any change in that status.

     (9) The Company will provide all directors with an orientation program upon their election to the Board, and annual continuing educational updates thereafter.

     (10) At least annually, the Audit Committee of the Board will meet with the Company’s internal and outside auditors to review, discuss and approve appropriate accounting for stock-based compensation.

     These reforms shall be effective as of the date the Stipulated Judgment is entered by the Court in the State Case, and be continuing for a period of three (3) years thereafter, provided, however, in no event shall the terms described herein preclude the Company and/or its officers, employees and/or directors from acting to the extent necessary to fulfill their fiduciary duties to conform with legal mandates and with modifications to governing listing requirements, regulations or laws.

     The Parties hereto and their counsel believe that the foregoing measures have or will substantially benefit NYFIX and Current NYFIX Stockholders and that entering into this Agreement is in the best interests of NYFIX and Current NYFIX Stockholders.

     Furthermore, upon the Effective Date, Plaintiffs and Plaintiffs’ Counsel on their own behalf and derivatively on behalf of NYFIX (as nominal defendant) and Current NYFIX Shareholders (in their capacity as shareholders only) shall fully, finally and forever release, relinquish and discharge all Released Claims against the Released Parties. Plaintiffs and Plaintiffs’ Counsel shall also fully, finally and forever release, relinquish and discharge all claims against Defendants’ Counsel related to this Action, and each of the Individual Defendants shall also fully, finally and forever release, relinquish and discharge all claims against Plaintiffs and Plaintiffs’ Counsel.

V. ATTORNEYS’ FEES AND EXPENSES

     Plaintiffs’ Counsel will seek approval at the Settlement Hearing of their agreement with Defendants providing for a payment of Plaintiffs’ Counsels’ fees and expenses (the "Fees and Expenses") in an amount not to exceed $1,300,000. Plaintiffs’ Counsel have not received any fee to date, nor have they been reimbursed for their out-of-pocket expenses. The fee award would compensate Plaintiffs’ Counsel for the substantial benefits achieved in the Derivative Litigation and the risks they undertook to represent the Plaintiffs on a fully-contingent basis.

VI. SETTLEMENT HEARING AND ABILITY TO OBJECT TO THE SETTLEMENT

     NYFIX shareholders who comply with the procedures set forth below for making an appearance (personally or through counsel) may be heard to the extent allowed by the Court regarding the fairness, reasonableness, and adequacy of the Settlement at the Settlement Hearing to be held at the Superior Court of Connecticut before the Honorable Taggart D. Adams on June 4, 2009, Courtroom to be determined, Judicial District & G.A. 1, 123 Hoyt Street, Stamford, CT 06905. You are not required to retain your own counsel, but if you choose to do so, it will be at your own expense. In no event shall any Person be heard in opposition to the Settlement, and in no event shall any paper or brief submitted by any such Person be accepted or considered by the Court, unless by at least ten days prior to the Settlement Hearing such Person (i) files with the Clerk of the Court notice of such Person’s intention to appear, showing proof that such Person is a Current NYFIX Shareholder, including the number of shares of NYFIX common stock held and the date of purchase, and providing a statement that indicates the basis for such appearance, the nature of such objection, the identities of any witnesses that such Person plans to call at the Settlement Hearing, and any documentation in support of any objection, and (ii) simultaneously serves copies of such notice, proof, statement and documentation, together with copies of any other papers or briefs such Person files with the Court, in person or by mail upon:

Michael C. Wagner

BARROWAY TOPAZ KESSLER MELTZER & CHECK, LLP 280 King of Prussia Road Radnor, Pennsylvania 19087 Telephone: (610) 667-7706

Attorneys for State Plaintiffs

-and-

Michael D. Kibler SIMPSON THACHER & BARTLETT LLP 1999 Avenue of the Stars -- 29th Floor Los Angeles, CA 90067 Telephone: (310) 407-7515

Attorneys for Nominal Defendant NYFIX, Inc.

     If you fail to object in the manner and within the time prescribed above you shall be deemed to have waived your right to object (including the right to appeal) and shall forever be barred, in this proceeding or in any other proceeding, from raising such objections

VII. FURTHER INFORMATION

     Further information regarding the Derivative Litigation and this Notice may be obtained by contacting counsel for Plaintiffs:

Michael C. Wagner

BARROWAY TOPAZ KESSLER MELTZER & CHECK, LLP 280 King of Prussia Road Radnor, Pennsylvania 19087 Telephone: (610) 667-7706

     The pleadings and other records of the Action may be examined and copied at any time during regular office hours at:

Clerk’s Office Superior Court of Connecticut Judicial District & G.A. 1, 123 Hoyt Street, Stamford, CT 06905

Please Do Not Telephone the Court or the Clerk’s Office Regarding this Notice.

DATED: April 28, 2009

BY ORDER OF THE SUPERIOR COURT OF CONNECTICUT JUDICIAL DISTRICT OF STAMFORD